FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Terry Becker 781-830-3401 tbecker@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Reports Results for Its
Fourth Fiscal Quarter and Fiscal Year Ended September 30, 2006

Canton, Mass., (December 6, 2006) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) announced today the earnings results for its fourth fiscal quarter and fiscal year ended September 30, 2006.

For the quarter ended September 30, 2006, total revenue from continuing operations decreased 14% to $162 million, from $188 million last year. Revenue from continuing operations included sales from 153 stores this quarter compared to 159 stores a year ago. Comparable-store sales decreased 13%.

Net loss from continuing operations was reduced to $16.4 million for the quarter ended September 30, 2006 compared to a net loss from continuing operations of $18.5 million last year. Last year included a $3.1 million expense for the elimination of the deferred tax asset recognized in prior years. Net loss per share from continuing operations was $0.65 compared to a net loss per share of $0.75 for the same period last year. Although gross profit dollars declined for the quarter, gross profit margin percentage improved 170 basis points to 40.1%. SG&A expense declined $7.7 million.

For the 12 months ended September 30, 2006, total revenue from continuing operations decreased 2% to $775 million, from $795 million last year. Comparable-store sales increased 1% for the same period.

For the full year, operating loss was $13.7 million compared to an operating loss of $47.1 million last year, which included a store closing restructuring charge of $16.5 million. Net loss per share from continuing operations for the year ended September 30, 2006 was $0.64 compared to a net loss per share of $2.59 for the same period last year.

“Although we are encouraged with our fiscal improvement on a year over year basis, our turnaround is ongoing,” said President and CEO Joe McGuire. “We’ve done a good job paying down debt and managing capital, and our goal of returning to profitability continues.”

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FY06 Q4 Earnings

“The deceleration in the projection television business over the last 12 months has been exacerbated by the sharp decline in the ASPs of flat panels,” continued McGuire. “Although we experienced a 32% lift in our flat panel business in dollars and a 51% increase in units, revenue for the entire television category was only up 8%. Revenue from projection TV’s was down 16%.”

McGuire concluded, “We are pleased with our balance sheet management, as we invested $20 million in capital expenditures during fiscal year 2006, while we also reduced total debt by $17 million for the year.”

There will be a conference call to discuss this press release at 10:30 AM EDT today. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from Tweeter’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Wednesday, December 13, 2006 at 11:59 PM EDT. The call can also be downloaded as an MP3 file from Tweeter’s investor relations website as of 12:00 PM EDT on Thursday, December 7, 2006.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions.

The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 153 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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TWEETER HOME ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Total revenue	$162,276	$188,250	$775,287	$795,090
Cost of sales	(97,252)	(115,915)	(455,852)	(481,436)

Gross profit	65,024	72,335	319,435	313,654
Selling, general and administrative expenses	80,399	88,119	331,346	343,593
Amortization of intangibles	57	170	567	680
Restructuring charges	712	(388)	1,195	16,480

Operating loss	(16,144)	(15,566)	(13,673)	(47,099)
Interest expense	(1,070)	(734)	(4,570)	(2,743)
Interest income	—	12	—	26
Gain (loss) on sale of investments	225	(12)	225	9,857

Loss from continuing operations before income taxes	(16,989)	(16,300)	(18,018)	(39,959)
Income tax provision	—	3,116	—	25,036

Loss from continuing operations before income from equity investments — related parties	(16,989)	(19,416)	(18,018)	(64,995)
Income from equity investments — related parties	560	902	2,021	1,442

Net loss from continuing operations	(16,429)	(18,514)	(15,997)	(63,553)
Net loss from discontinued operations	(332)	(1,476)	(486)	(10,800)

Net loss	$(16,761)	$(19,990)	$(16,483)	$(74,353)

Basic loss per share:
Loss from continuing operations	$(0.65)	$(0.75)	$(0.64)	$(2.59)
Loss from discontinued operations	(0.01)	(0.06)	(0.02)	(0.44)

Basic net loss per share	$(0.66)	$(0.81)	$(0.66)	$(3.03)

Diluted loss per share:
Loss from continuing operations	$(0.65)	$(0.75)	$(0.64)	$(2.59)
Loss from discontinued operations	(0.01)	(0.06)	(0.02)	(0.44)

Diluted net loss per share	$(0.66)	$(0.81)	$(0.66)	$(3.03)

Weighted average shares outstanding:
Basic	25,475,619	24,643,476	25,153,533	24,565,287

Diluted	25,475,619	24,643,476	25,153,533	24,565,287

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TWEETER HOME ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,296	$1,310
Accounts receivable, net	20,197	28,189
Inventory	109,039	111,506
Other current assets	15,901	17,196

Total current assets	146,433	158,201
Property and equipment, net	100,587	115,307
Long-term investments	2,639	2,220
Goodwill and intangible assets, net	5,251	5,818
Other assets, net	2,178	2,471

Total	$257,088	$284,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6,480	$9,279
Accounts payable, accrued expenses and other current liabilities	100,598	109,769

Total current liabilities	107,078	119,048
Long-term debt	48,877	62,617
Other long-term liabilities	32,977	19,485
Stockholders’ equity	68,156	82,867

Total	$257,088	$284,017

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Certain statements contained in this press release, including, without limitation, statements containing the words “expect,” “anticipate,” “believe,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks that our turnaround is not ongoing and our goal of returning to profitability is not continuing, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 29, 2005 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.